Exhibit 99.1

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

Lexmark declares quarterly dividend

LEXINGTON, Ky., April 25, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced that its Board of Directors declared a quarterly cash dividend of $0.30 per share of Lexmark Class A Common Stock. The dividend is payable on June 14, 2013, to shareholders of record as of the close of business on May 31, 2013.

The company also announced that at its annual meeting of shareholders held today, each of the four directors up for election was approved by shareholders.

In addition, shareholders approved the ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2013; the advisory vote on executive compensation; an amendment to the company’s charter to declassify the Board of Directors; and the company’s 2013 equity compensation plan.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process, intelligent capture and content management software that helps organizations fuel greater operational efficiency. In 2012, Lexmark sold products in more than 170 countries and reported $3.8 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.